AMENDMENT NO. 1

                                       TO

                               SONICSAVE.COM CORP.

                                 2000 STOCK PLAN

            Section 3 of the SonicSave.com Corp. (the "Corporation") 2000 Stock Plan (the "Plan") is hereby amended as follows:

            "3. Stock Subject to the Plan. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares which may be subject to option and sold under the Plan is 5,000,000 shares, provided the total amount of Shares reserved for issuance upon exercise of Options that may be granted under the Plan shall not exceed 15% of the common shares to be outstanding upon the conclusion of a public offering. The Shares may be authorized but unissued, or reacquired Common Stock."

            As amended, the Plan remains in full force and effect.

Effective as of December 21, 2000